For release:  January 6, 2009

Contact: Gerald Coggin, Sr. V.P. Corporate Relations

Phone: (615) 890-2020

NHC Announces Expansion of South Carolina Hospice Operations

MURFREESBORO, Tenn. – National HealthCare Corporation (NYSE Alternext-US:  NHC, NHC.PR.A), one of the nation’s leading operators of long-term health care and assisted living facilities, announced today the addition of five hospice locations in South Carolina.  With this latest addition, NHC now operates six hospice programs in the state of South Carolina.

This expansion is the result of the January 1st purchase of the assets of Advantage Hospice and Home Care’s South Carolina operations.  The new hospice operations are located in Columbia, Sumter, Aiken, Myrtle Beach, and Charleston.  When added to NHC’s existing hospice in Greenville, the company provides hospice care in 38 of the 46 counties in the state.  In addition, an Anderson office is scheduled to open in the first quarter of 2009.

“We are delighted to announce this expansion of NHC’s hospice services in South Carolina.  As NHC seeks to provide a full array of quality senior care services in the communities we serve, we are aware of the necessity to give care, dignity and comfort to patients and their families when end of life is near,” said NHC President Steve Flatt.

In addition to hospice care, NHC operates over 1,600 skilled nursing care beds, 112 assisted living units and four home care locations in South Carolina.

Forward-Looking Statements

This press release contains "forward-looking statement" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward- looking statements. All forward-looking statements speak only as of the date of this press release. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of NHC and its respective affiliates to be materially different from any future results, performance, achievements, and transactions. Additional information or factors which could impact the companies and the forward-looking statements contained herein are included in each company's filings with the Securities and Exchange Commission. The companies assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About NHC

NHC operates for itself and third parties 76 long-term health care centers with 9,772 beds. NHC also operates 32 homecare programs, seven independent living centers and 23 assisted living communities. NHC's other services include Alzheimer's units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.NHCcare.com.